Exhibit 10.1

INTER-CREDITOR AGREEMENT

THIS INTER-CREDITOR AGREEMENT (the “Agreement”) is made this 13TH day of August, 2003, by and between JONATHAN V. DIAMOND (“Diamond”), 374 W. 11th Street #7, New York, NY 10014, and Jess M. Ravich and Tia P. Ravich, as Trustees of the RAVICH REVOCABLE TRUST OF 1989 (the “Trust”), 11766 Wilshire Blvd. #870, Los Angeles, CA 90025.

W I T N E S S E T H:

WHEREAS, Diamond and the Trust (hereinafter collectively referred to as the “Secured Lenders”) have each extended or will extend to Beyond The Wall, Inc., (hereinafter referred to as “Beyond The Wall”) a loan each in the amount of One Hundred Thousand Dollars ($100,000.00) (hereinafter referred to individually as the “Loan” and collectively as the “Loans”), which Loans are evidenced by separate  promissory notes  issued by Beyond The Wall, one in favor of Diamond and one in favor of the Trust (collectively the “Notes”); and

WHEREAS, as a condition of the Loans, the Secured Lenders have required that Beyond The Wall grant the Secured Lenders a shared mortgage and security interest in the real property of Beyond The Wall located in Stroudsburg, Monroe County, Pennsylvania (as more fully described in Exhibit “A” which is attached hereto an incorporated herewith) and improvements located thereon (the “Mortgaged Property”), pursuant to Mortgage Agreements executed by Beyond the Wall in favor of the separate Secured Lenders; and

WHEREAS, the Secured Lenders desire to confirm their respective proportionate liens and security interest in the Notes and Mortgaged Property and the rights thereto.

NOW, THEREFORE, for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

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1.                             The Secured Lenders shall collectively have a proportionate pro rata shared lien in the Mortgaged Property and in repayment of the Notes and Loans; such proportionate pro rata lien shall be based upon the outstanding indebtedness owed to each of the respective Secured Lenders on the Loan at the time of an occurrence of an uncured Event of Default as defined in the Notes and any documents executed in connection therewith including, but not limited to the Mortgages.

2.                             The Secured Lenders agree that they shall not accept at any time, without the consent of the other Secured Lender, any payment from Beyond the Wall which is not equal to the payment received by the other Secured Lender.  To the extent of any such overpayment, such funds shall immediately be shared on an equal basis with both Secured Lenders.

3.                             This Agreement shall extend to and bind the respective heirs, successors and assigns of the parties hereto.

4.                             This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall form one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Secured Lenders the day and year first above written.

WITNESS:	RAVICH REVOCABLE TRUST OF 1989

BY:
Jess M. Ravich, Trustee

WITNESS:	JONATHAN V. DIAMOND

BY:
Jonathan V. Diamond, an individual